Exhibit 99.1

For Immediate Release:

Time Warner Inc. Announces Cash Tender Offer

for Any and All of its Outstanding

5.875% Notes Due 2016

NEW YORK, May 28, 2015 - Time Warner Inc. (NYSE: TWX) today announced that it has commenced a tender offer to purchase for cash any and all of the outstanding 5.875% Notes due 2016 (CUSIP No. 887317AC9) of Time Warner Inc. (the “Notes”). The tender offer will expire at 5:00 p.m., New York City time, on June 3, 2015, unless extended or earlier terminated. The terms and conditions of the tender offer are set forth in an Offer to Purchase (the “Offer to Purchase”) and related Letter of Transmittal and Notice of Guaranteed Delivery, which together constitute the “Offer.” The aggregate principal amount of Notes currently outstanding is $1.0 billion.

The total purchase price to be paid for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn on or prior to the expiration of the Offer is $1,073.50, plus accrued and unpaid interest on the Notes up to, but not including, the New York City business day following the expiration of the Offer. Assuming the Offer is not extended, it is expected that payment will be made on June 4, 2015 (other than with respect to Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, with respect to which payment will be made on June 8, 2015).

As described in the Offer to Purchase, tendered Notes may be withdrawn at any time before the earlier of (i) the expiration date of the Offer and (ii) if the offer is extended, the 10th business day after the commencement of the Offer. Notes tendered pursuant to the Offer may also be withdrawn at any time after the 60th business day after commencement of the Offer if for any reason the Offer has not been consummated within 60 business days of commencement. The Offer is subject to certain conditions, but is not conditioned on the tender of a minimum principal amount of Notes. Time Warner may amend, extend or, subject to certain conditions and applicable law, terminate the Offer at any time in its sole discretion.

BofA Merrill Lynch, Citigroup Global Markets Inc., Morgan Stanley and Wells Fargo Securities, LLC will act as Dealer Managers for the Offer. D.F. King & Co., Inc. will act as the Information Agent and Depositary. Requests for documents may be directed to D.F. King & Co., Inc. at (866) 745-0272 (toll free) or (212) 269-5550 (banks and brokers). Questions regarding the Offer may be directed to BofA Merrill Lynch at (888) 292-0070, Citigroup Global Markets Inc. at (800) 558-3745, Morgan Stanley at (800) 624-1808 and Wells Fargo Securities, LLC at (866) 309-6316. Copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, along with any amendments and supplements thereto, may be obtained for free at www.dfking.com/twx.

This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. The Offer is not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of Time Warner, the Dealer Managers or the Information Agent and Depositary is making any recommendation as to whether or not holders should tender their Notes in connection with the Offer.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation, and expressly disclaims any such obligation, to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:

Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

# # #

2